Exhibit 99.1

George Pedersen Transitions to Chairman Emeritus;

ManTech Board of Directors Elects Kevin Phillips as Chairman of the Board

HERNDON, Va., September 3, 2020 (GLOBE NEWSWIRE) – ManTech (Nasdaq: MANT) announced today that its co-founder, George J. Pedersen, has decided to transition from his role as Executive Chairman and Chairman of the Board. Pedersen will remain a member of the Board of Directors, serving with the distinction of Chairman Emeritus of ManTech. Kevin M. Phillips, who has served as the Company’s President and Chief Executive Officer since January 2018, has been elected by the Board to serve as the Company’s Chairman of the Board.

“For the past five decades, ManTech has been an important part of my life and it will always remain so,” Pedersen said. “It has been a pleasure for me to see the tremendous growth of ManTech since our humble beginnings in New Jersey as Management Technology, back in 1968, where we started with a single Navy contract to develop war-gaming models for the submarine community. While it has been an honor to serve as Executive Chairman and Chairman of the Board, I believe that this is the right time for me to take a less active role. I look forward to continue serving the company as a member of the Board, and I have full confidence in Kevin and the leadership team to drive ManTech’s continued growth.”

“George is an industry pioneer, and since our founding he has been and will continue to be a driving force behind ManTech’s success,” said Phillips. “His unwavering commitment to national security, his vision and his many years of leadership have shaped ManTech into a leading mission-focused national security company. We thank George for his half a century of leadership and his continued contribution as a Board member, and look forward to working with him as we continue to create value for our customers, employees and shareholders.”

“On behalf of ManTech’s Board of Directors, we are grateful for George’s outstanding leadership as Chairman,” said Barry Campbell, the Company’s Presiding Independent Director. “We are grateful that we will continue to benefit from George’s insights and wisdom as a member of the Board. Kevin has done an outstanding job as CEO and he is clearly the right individual to lead the Board going forward.”

About ManTech

ManTech provides mission-focused technology solutions and services for U.S. defense, intelligence community and federal civilian agencies. In business more than 52 years, we excel in full-spectrum cyber, data collection & analytics, enterprise IT, systems engineering and software application development solutions that support national and homeland security. Additional information on ManTech can be found at www.mantech.com.

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Stephen Vather	Sheila Blackwell
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